Exhibit 99.1

At the Company
Steve Russell, Chairman, or Paul Will, CFO
317-972-7000

CELADON GROUP REPORTS FIRST FISCAL QUARTER FINANCIAL RESULTS

ANOTHER QUARTER OF RECORD NET INCOME

INDIANAPOLIS, IN October 25, 2005 (BUSINESS WIRE) - Celadon Group, Inc. (NASDAQ-CLDN) today reported its financial and operating results for the three months ended September 30, 2005, the first fiscal quarter of the Company’s fiscal year ending June 30, 2006.

Revenue for the quarter increased 12.9% to $117.9 million in the 2005 quarter from $104.4 million in the 2004 quarter. Freight revenue, which excludes fuel surcharges, was up 5.3% to $103.3 million in the 2005 quarter from $98.1 million in the 2004 quarter. Net income increased 67.9% to $4.7 million in the 2005 quarter from $2.8 million for the same quarter last year. Diluted earnings per share improved by 66.7% to $0.45 in the 2005 quarter from $0.27 for the same quarter last year. The September quarter marked the highest earnings per share in the history of the Company.

Chairman and CEO Steve Russell commented on the quarter: “We are pleased with the Company’s results for the September 2005 quarter. The September quarter reflected accelerating profitability through improved freight mix, higher average freight revenue per mile, lower maintenance costs as a consequence of reduced average age of equipment and continued success in driver retention. Freight demand was good during the quarter. In addition, we believe industry capacity continues to be constrained by the ongoing driver shortage, as well as by the financial constraints that high fuel prices place on many small to mid-sized carriers that lack buying power and adequate fuel surcharge programs. These factors contributed to a 7.3% increase in average freight revenue per loaded mile, to $1.48 in the September 2005 quarter from $1.38 in the same quarter last year. Average freight revenue per tractor per week improved 3.9%, to $2,976 from $2,864.

The favorable freight market also helped us to continue to diversify our customer base. Our largest customer during the quarter represented only 3% of our business. Our top 50 customers represented approximately 50% of our business.

During the quarter, we continued to benefit from our experienced drivers. Our driver turnover was below 70% on an annualized basis in the September 2005 quarter. This level compares with an industry average large fleet driver turnover rate of 125%, according to the American Trucking Associations.

Higher revenue per truck and continued focus on safety and cost controls allowed us to improve our operating ratio by 240 basis points to 92.2% in the September 2005 quarter from 94.6% in the September 2004 quarter. In addition, the September 2005 operating ratio of 92.2% represents a sequential improvement over the June 2005 operating ratio of 92.9%, we define as total operating expenses, net of fuel surcharges, as a percentage of freight revenue.

Our balance sheet continues to afford us significant financial strength and flexibility. At September 30, 2005, we had $6.3 million in cash and cash equivalents, $7.4 million in balance sheet borrowing and capitalized leases, and $103.7 million in stockholders' equity, for a ratio of net debt-to-total capitalization of 1.0%. During 2006, we intend to maintain the average age of our tractor fleet to afford us flexibility in addressing possible cost, and fuel mileage, and reliability issues involving tractor engines designed to comply with stricter emissions requirements in 2007.

In summary, we are pleased with our performance in the September 2005 quarter, and, based on demand levels, fuel surcharge recovery and rate improvement we've experienced so far in October, we believe we will be able to continue to execute on our strategic plan and produce positive results going forward."

Conference Call Information
An investor conference call is scheduled for Wednesday, October 26, at 11:00 a.m. (Eastern). Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in the question-and-answer exchange, dial 866-700-0161 (international calls 617-213-8832) pin number 64877319 a few minutes prior to the starting time. A replay will be available through December 26, 2005 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 36579643.

This call is being webcast by CCBN and can be accessed on Celadon's web site at http://www.celadongroup.com. Any statistical and financial information that is discussed during the conference call also will be available at http://www.celadongroup.com.

Celadon Group, Inc. is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico. Celadon is the owner of TruckersB2B, Inc., which is a provider of cost benefits to more than 19,000 member fleets. Please visit the company’s websites at: www.celadontrucking.com and www.truckersb2b.com.

This press release and statements made by Celadon in its stockholder reports and public filings, as well as oral public statements by Celadon representatives, contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects," “intends,” expects," “plans,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Celadon's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. With respect to expectations concerning continued execution of the strategic plan and future operating results, as well as with respect to general business operations, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings. Readers should review and consider the various disclosures made by Celadon in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. Celadon disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

For a more detailed discussion of these factors, please refer to the various disclosures made by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.
- tables follow -

Consolidated Balance Sheets
(Dollars in thousands, except par value)

	September 30, 2005	June 30, 2005
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$6,322	$11,115
Trade receivables, net of allowance for doubtful accounts of $1,426 and $1,496 at September 30, 2005 and June 30, 2005	57,987	55,760
Accounts receivable - other	2,260	2,727
Prepaid expenses and other current assets	11,687	3,599
Tires in service	3,214	3,308
Deferred income taxes	2,424	2,424
Total current assets	83,894	78,933
Property and equipment, at cost	88,703	88,230
Less accumulated depreciation and amortization	30,486	30,685
Net property and equipment	58,217	57,545
Tires in service	1,763	1,739
Goodwill	19,137	19,137
Other assets	1,773	2,089
Total assets	$164,784	$159,443

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,526	4,465
Accrued salaries and benefits	10,005	11,141
Accrued insurance and claims	10,720	10,021
Accrued owner-operator expense	1,194	1,265
Accrued fuel expense	5,775	6,104
Other accrued expenses	11,490	10,222
Current maturities of long-term debt	1,065	1,057
Current maturities of capital lease obligations	255	788
Income tax payable	1,360	265
Total current liabilities	45,390	45,328
Long-term debt, net of current maturities	4,885	4,239
Capital lease obligations, net of current maturities	1,175	1,260
Deferred income taxes	9,594	10,100
Minority interest	25	25
Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 179,985 shares; no shares issued and outstanding	---	---
Common stock, $0.033 par value, authorized 12,000,000 shares; issued and outstanding 10,080,449 and 9,778,550 shares in 2006 and 2005, respectively	333	332
Additional paid-in capital	90,013	89,359
Retained earnings	16,228	11,544
Unearned compensation on restricted stock	(873)	(711)
Accumulated other comprehensive loss	(1,986)	(2,033)
Total stockholders’ equity	103,715	98,491
Total liabilities and stockholders’ equity	$164,784	$159,443

Key Operating Statistics

	For the three months ended September 30, 2005	For the three months ended September 30, 2005
Operating Statistics (U.S./Canada Truckload)
Average freight revenue per loaded mile(*)	$1.477	$1.376
Average freight revenue per total mile(*)	$1.364	$1.280
Avg. freight revenue per tractor per week (*)	$2,976	$2,864
Average miles per tractor per week	2,181	2,238
Average tractors	2,288	2,251
Tractors at end of period (**)	2,581	2,493
Trailers at end of period (**)	7,176	6,848

*	Freight revenue excludes fuel surcharges
**	Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CONSOLIDATED INCOME STATEMENTS (in thousands, except per share amounts)
	For the three months ended September 30,
	2005	2004

Freight revenue	$103,340	$98,113
Fuel surcharges	14,545	6,280
Total revenue	$117,935	$104,393

Operating expenses:
Salaries, wages and employee benefits	34,863	33,174
Fuel	26,220	17,860
Operations and maintenance	7,282	8,908
Insurance and claims	3,386	3,004
Depreciation and amortization	3,163	3,368
Revenue equipment rentals	10,372	7,878
Purchased transportation	17,823	18,540
Cost of products and services sold	1,294	1,203
Professional and consulting fees	852	501
Communications and utilities	1,019	1,032
Operating taxes and licenses	2,061	2,085
General and other operating	1,504	1,521
Total operating expenses	109,839	99,074
Operating income	8,096	5,319

Other (income) expense:
Interest income	(1)	(18)
Interest expense	302	350
Other (income) expense, net	25	(9)
Income before income taxes	7,770	4,996
Income tax expense	3,086	2,245
Net income	$4,684	$2,751

Earnings per common share:
Diluted earnings per share	$0.45	$0.27
Basic earnings per share	$0.47	$0.28
Average shares outstanding:
Diluted	10,314	10,253
Basic	10,058	9,761

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